SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549



             -------------------------------------------------


                                 FORM 8-K





                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934




                               July 14, 1999
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                      (Date of earliest event report)



                           WEYERHAEUSER COMPANY
             -------------------------------------------------
            (Exact name of registrant as specified in charter)

           Washington                1-4825           91-0470860
         ----------------         ------------      ---------------
         (State or other          (Commission       (IRS Employer
         jurisdiction of          File Number)      Identification
         incorporation or                           Number)
         organization)


                         Tacoma, Washington 98477
             -------------------------------------------------
                 (Address of principal executive offices)
                                (zip code)

            Registrant's telephone number, including area code:
                              (253) 924-2345

Item 5.  Other Events


On July 14, 1999, Weyerhaeuser Company issued a press release stating the following:


"FEDERAL WAY, Wash.--Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $164 million, or 82 cents per common share, a 138 percent increase from $69 million, or 34 cents per common share, for the same period last year.

Net sales for the second quarter were $3 billion, up 14 percent from $2.7 billion last year.

Results for the first six months of 1999--excluding after-tax charges taken for a nonrecurring item and a change in accounting principle--were $266 million, or $1.33 per common share, compared with $154 million, or 77 cents per common share, for the same period last year. This represents a 73 percent improvement in earnings compared with the first six months last year. Including the nonrecurring items, net earnings for the first six months of 1999 were $116 million, or 58 cents per common share.

`Our second quarter results reflect the sustained demand for wood products that is being driven by the residential remodeling and repair market and new home construction,' said Steven R. Rogel, Weyerhaeuser chairman, president and chief executive officer. `This is clearly evident in the record performance of our wood products business and strong earnings by the real estate business. The earnings of both businesses increased significantly from last year and we expect them to continue their strong performance into the third quarter.'

Results by segment for the second quarter of 1999 were:

 . Timberlands--Operating earnings were $142.7 million compared with $117.6 million last year, a 21 percent increase. Volumes and prices for the export log market remain above last year's levels as the Japanese market continues to show signs of slow, but steady improvement as demonstrated by the slight increase in the level of wooden housing starts in Japan during the quarter.

 . Wood Products--Operating earnings were a record $173.8 million compared with $53.3 million during the same period last year, a 226 percent increase. Earnings from lumber, structural panels and building material distribution operations showed significant improvement over the prior year in both volume and price.

 . Pulp, Paper and Packaging--Operating earnings were $34.1 million compared with $39.8 million last year, a drop of 14 percent. Market conditions for pulp, containerboard and paper continued to improve during the quarter. Earnings for the sector, however, were hurt by downtime in the pulp operations for scheduled maintenance and to balance inventories. Unplanned downtime in containerboard also affected earnings in the quarter. While markets are continuing to improve, the company expects third quarter results to be dampened due to intermittent down time at the Plymouth, N.C., facility caused by drought conditions and a labor dispute at the Dryden, Ontario fine paper mill that has suspended operations.

 . Real Estate and related assets--Operating earnings were $44.9 million compared with $16.5 million for the same quarter last year, a 172 percent increase. The continued strength of the real estate markets in which the company operates--particularly California--contributed to the increase.

In other second quarter developments, Weyerhaeuser:

 . Announced plans to acquire MacMillan-Bloedel Limited in a stock transaction valued at approximately US$2.45 billion (CDN$3.59 billion) based on the closing price of Weyerhaeuser stock and the value of the Canadian dollar on June 18. The company expects to close the transaction in the fourth quarter.

 . Completed the sale of its Composite Products business to SierraPine
  Limited.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 1998, sales were $10.8 billion.
It has offices or operations in 12 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities.

                               ###

This news release contains statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products; performance of the company's manufacturing operations; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings."


SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WEYERHAEUSER COMPANY


                                   By   /s/ K. J. Stancato
                                        ------------------------------
                                   Its: Vice President and Controller


Date:  July 16, 1999